EXHIBIT 10.39

Contract No.: SMX-JSZH-2018-014

Supplemental Agreement to EPC Contract for Xingyi Qingshuihe 70MW PV Power

Generation Project in Guizhou

总承包合同补充协议

Employer: Changzhou Almaden Co.,Ltd.

Contractor: Solarmax Technology (Jiangsu) Co., Ltd.

In accordance with the "Contract Law of the People's Republic of China", "Construction Law of the People's Republic of China" and relevant laws and administrative regulations, on the principles of equality, voluntariness, fairness and good faith, the parties hereto, through friendly negotiation based on equality, voluntariness and unanimity, and according to the requirements and standards set out in the EPC Contract for Xingyi Qingshuihe 70MW PV Power Generation Project in Guizhou (contract No.: SMX-06-Contract-1603-008), the Employer and the Contractor have made the following agreement in respect of the design, procurement and installation (EPC) of 10MWp project (in the form of flexible brackets) in the Xingyi Qingshuihe 70MWp PV Power Station Project, which shall be binding upon both parties.

I. Project Scope

The design, procurement, installation and grid connection of the 10MWp PV project in the Xingyi Qingshuihe 70MWp PV Power Station Project include equipment procurement (including PV modules) of the entire project, and all engineering costs (excluding supervision) incurred related to the project during the construction period.

Other than the land rent, the Supplemental Agreement covers all one-time expenses such as project land compensation fees, clearance fees, young crop compensation fees, and adjustment fees.

II. Construction Period

The Contractor shall ensure that the project implementation plan and drawings are submitted within one week after the signing of this Agreement, and the installation, commissioning and grid connection of the 10MWp PV modules in the area shall be completed within 80 days after the Employer confirms the project implementation plan and drawings in writing, unless the construction conditions cannot be met due to natural disasters and other force majeure events.

III. Project Requirements

In order to facilitate the post-operation maintenance and management of the entire project, the project modules shall use 340W double-glass frame PV modules produced by Changzhou Almaden Co.,Ltd., the inverter shall use the central inverter produced by TBEA Co., Ltd. according to the requirements of the first phase, and the box type substation shall use the transformer produced by Shandong Taikai KIOSK Co.,Ltd. The equipment technical agreement shall be approved by the Employer. The installation of flexible brackets and other equipment shall be carried out according to the approved construction drawings.

Contract No.: SMX-JSZH-2018-014

IV. EPC Contract Price

The EPC contract price of the 10MWp PV project (in the form of flexible bracket) in the Xingyi Qingshuihe 70MWp PV Pwer Station Project is 3.42 yuan per watt, and the total price of this Agreement is RMB 34.20 million. The specific total EPC price shall be settled and calculated according to the actually installed capacity after the completion of the project.

The module price is 3.88 yuan per watt, which shall be directly settled by the Employer and the project company (Xingyi Zhonghong New Energy Co., Ltd.), and has nothing to do with the total price of this Agreement and the Contractor.

V. Payment Method

1.	Advance payment: Within 5 days after the signing of the Supplemental Agreement, the Employer shall pay 10% of the total price of this Agreement (excluding modules) to the Contractor;

2.	Progress payment: After the Contractor completes the purchase of the main equipment (steel components, wire ropes, etc.), the Employer shall pay the Contractor 25% of the total price of this Agreement (excluding modules);

3.	Progress payment: After all the brackets are installed, the Employer shall pay the Contractor 25% of the total price of this Agreement (excluding modules);

4.	Payment after the acceptance of grid connection: After the acceptance of grid connection, the Employer shall pay the Contractor 20% of the total price of this Agreement (excluding modules);

5.	Payment after the handover of project: After settlement information is submitted to and reviewed by the Contractor, the price paid by the Employer to the Contractor shall reach 95% of the total price of this Agreement;

6.	The quality assurance deposit is 5% of the total price of this Agreement, which shall be paid to the Contractor if there is no quality defect in the final acceptance or the defect has been eliminated one year after the grid connection of the project.

For each payment node, the Contractor shall issue special VAT invoices equal to the payment amount to the project company (Xingyi Zhonghong New Energy Co., Ltd.), of which the equipment-related VAT special invoices shall be no less than 33.8% of the total price of this Agreement.

This Agreement is a supplemental agreement to the original [EPC Contract for Xingyi Qingshuihe 70MW PV Power Generation Project in Guizhou], and has the same effect as the original EPC contract. Matters not covered in this Agreement shall be dealt with by reference to the original EPC contract for the project. If this Agreement conflicts with the original contract, this Agreement shall prevail. This Agreement shall be made in four copies, with each party holding two copies, which shall become effective from the date of signature by both parties and affixation of the official seal.

(The content hereinafter contains no main text)

Contract No.: SMX-JSZH-2018-014

(The content hereinafter contains no main text)

(Signing page):

Employer: Changzhou Almaden Co.,Ltd.	Contractor: Solarmax Technology (Jiangsu) Co., Ltd.

Legal representative:	Legal representative:

Special seal for contract of Changzhou Almaden Co.,Ltd.	Special seal for contract of Solarmax Technology (Jiangsu) Co., Ltd.

Post Code:	Post Code:

Tel.:	Tel.:

Fax:	Fax:

Email:	Email:

Account opening bank:	Account opening bank:

Account No.:	Account No.: